Exhibit 3.3

F I L E D In the Office of the Secretary of State of Texas DEC 31 2019 Corporations Section

CERTIFICATE OF FORMATION

OF

LEGACY HOUSING MERGER SUB, INC.

a Texas for-profit corporation

The undersigned, a natural person of the age of 18 years or more and acting as the incorporator, does hereby adopt the following Certificate of Formation for the purpose of organizing a corporation pursuant to the provisions of the Texas Business Organizations Code (“TBOC”):

ARTICLE I

The name of the Corporation is: Legacy Housing Merger Sub, Inc.

ARTICLE II

The initial registered agent of the Corporation is Curtis D. Hodgson and the business address of the registered agent is: 4801 Mark IV Parkway, Fort Worth, Texas 76106.

ARTICLE III

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

ARTICLE IV

4.1Authorized Capital Stock. The aggregate number of shares of capital stock that the Corporation is authorized to issue is 100 Million (100,000,000), of which 90 Million (90,000,000) shares are common stock having a par value of $0.001 per share (the “Common Stock”), and 10 Million (10,000,000) shares are preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

4.2Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of TBOC (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3 of this Article IV.

4.3Preferred Stock.

(A)The Board of Directors of the Corporation (the “Board”) is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of

Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to file a certificate of designation pursuant to the applicable law of the State of Texas (any such certificate, a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to each series shall include, but shall not be limited to and shall not require (unless otherwise required by applicable law), determination of the following:

(i)The designation of the series, which may be by distinguishing number, letter, or title;

(ii)The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the applicable Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)The amounts payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)The dates on which dividends, if any, shall be payable;

(v)The redemption rights and price or prices, if any, for shares of the series;

(vi)The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)The amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;

(viii)Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereto, the date or dates at which such shares shall be convertible or exchangeable, and all other terms and conditions upon which such conversion or exchange may be made;

(ix)Restrictions on the issuance of shares of the same series or of any other class or series; and

(x)The voting rights, if any, of the holders of shares of the series.

(B)Except as may otherwise be provided in this Certificate of Formation, in a Preferred Stock Designation, or by applicable law, only shares of Common Stock shall be voted in elections of directors and for all other purposes and shares of Preferred Stock shall not entitle the holder thereof to vote at or receive notice of any meeting of the shareholders of the Corporation.

4.4Common Stock.

(A)Common Stock shall be subject to the express terms of any series of Preferred Stock. Each holder of Common Stock shall be entitled to one vote for each such share of Common Stock so held upon each matter properly submitted to a vote of the shareholders.

(B)Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(C)In the event of any voluntary or involuntary liquidation, dissolution or winding- up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to such amounts as provided under applicable law.

4.5No Preemptive Rights. No share of Common Stock or Preferred Stock shall entitle any holder thereof any preemptive right to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

ARTICLE V

Provisions for the management of the business and for the conduct of the affairs of the Corporation and provisions creating, defining, limiting, and regulating the powers of the Corporation, the Board, and the shareholders are as follows:

5.0Initial Board. The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified are as follows:

Names	Address
Curtis D. Hodgson	1600 Airport Freeway, Suite #100, Bedford, Texas 76022
Kenneth E. Shipley	1600 Airport Freeway, Suite #100, Bedford, Texas 76022
Mark E. Bennett	1600 Airport Freeway, Suite #100, Bedford, Texas 76022
Stephen Crawford	1600 Airport Freeway, Suite #100, Bedford, Texas 76022
John A. Isakson	1600 Airport Freeway, Suite #100, Bedford, Texas 76022

5.1General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority herein or by statute expressly conferred upon it, the Board is hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Texas and of this Certificate of

Formation as they may be amended, altered, or changed from time to time, and to any bylaws from time to time made by the Board or shareholders; provided, however, that no bylaw so made shall invalidate any prior act of the Board that would have been valid if such bylaw had not been made.

5.2Number of Directors: Election; Term.

(A)Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board shall be fixed solely by resolution of the Board.

(B)Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(C)Election of directors of the Corporation need not be by written ballot unless the bylaws so provide.

(D)No shareholder will be permitted to cumulate votes at any election of directors.

5.3Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise provided in the TBOC, vacancies occurring on the Board for any reason and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, resignation, or removal.

5.4No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation and may not be effected by any consent in writing by the shareholders,

5.5Advance Notice. Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders at any meeting of shareholders shall be given in the manner provided in the bylaws.

5.6Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock or applicable law, special meetings of shareholders of the Corporation may be called by the Board, the Chairman of the Board, the Chief Executive Officer and shall be called by the Corporation if requested by one or more record shareholders representing ownership of at least fifty percent (50%) of the outstanding shares of the Corporation’s stock entitled to vote and who has complied with the requirements set forth in the bylaws. A special meeting of shareholders may not be called by any other person.

5.7Amendments to the Bylaws. (a) In furtherance and not in limitation of the powers conferred by statute, the Board is hereby expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the shareholders, including without limitation the power to fix, from time to time, the number of directors that shall constitute the whole Board, subject to the right of the shareholders to alter, amend, or repeal the bylaws made by the Board.

(b)The shareholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation of the Corporation, any amendment or modification of Section 2.2, Section 2.3, Section 2.7, Section 2.8, Section 3.1, Section 3.2, Section 3.9, Section 3.10 and Section 7.4 of the Corporation’s Bylaws, shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.8Submission of Contracts to Shareholder Vote. The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation that is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

5.9Shareholder Approval of Mergers. Irrespective of the provisions of Article 5 of the TBOC (or any successor provision thereto), a merger requiring shareholder approval under Article 5 of the TBOC shall require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on that matter.

ARTICLE VI

6.1Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

6.2Indemnification. The Corporation shall indemnify, to the fullest extent permitted by law, any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or, while such person was a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorney’s fees) actually incurred by such person in connection with such action, suit, or proceeding. In addition to the foregoing, the Corporation shall, upon request of any such person described above and to the fullest extent permitted by law, pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.

The Corporation shall indemnify and advance expenses to and may provide indemnity insurance for persons who are named in any lawsuits or other proceedings as a result of their service to the Corporation as directors or officers of the Corporation to the fullest extent permitted by the laws of the State of Texas as such laws may now or hereafter exist. The Corporation may, but is not required to, indemnify, advance expenses to, and provide indemnity insurance for, persons who are named in any lawsuits or other proceedings as a result of their service to the Corporation as employees or agents of the Corporation to the fullest extent permitted by the laws of the State of Texas as such laws may now or hereafter exist. Any repeal or amendment of this Article VI shall operate prospectively only and shall not adversely affect any right to receive indemnification which then exists as a result hereof.

ARTICLE VII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Texas may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under Subchapter I of Chapter 21 of Title 2 of the TBOC or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Subchapter I of Chapter 21 of Title 2 of the TBOC order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, United States District Court for the Northern District of Texas, or if that court lacks jurisdiction, state district courts of Tarrant County, Texas shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (C) any action asserting a claim arising pursuant to any provision of the TBOC, or (D) any action asserting a claim governed by the internal affairs doctrine as such doctrine exists under the law of the State of Delaware. However, this sole and exclusive forum provision will not apply in those instances where there is exclusive federal jurisdiction, including but not limited to certain actions arising under the Securities Act or the Exchange Act.

ARTICLE IX

The Corporation reserves the right to restate this Certificate of Formation and to amend, alter, change, or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors, and officers are subject to this reserved power. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate of Formation inconsistent with the purpose and intent of, Section 4.3 of Article IV, Article V, Article VI or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

ARTICLE X

This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

THE UNDERSIGNED, affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument,

Executed on this 6th day of December, 2019

/s/ Kenneth E. Shipley
Kenneth E. Shipley
Incorporator
c/o Legacy Housing Corporation
1600 Airport Freeway, Suite #10
Bedford, Texas 76022